CONFIDENTIAL



                                                   July 1, 2003


Aurora Foods Inc.
11432 Lackland Road
St. Louis, Missouri  63146

                 Re:  Agreement in Principle

Dear Sirs and Madams:

         This letter, upon your execution and return, will confirm our Agreement in Principle for an investment (the "Investment") in Aurora Foods Inc., a Delaware corporation (the "Company"), by J.W. Childs Equity Partners III, L.P. (the "Investor") on the terms and conditions set forth herein.

         The Investor understands and acknowledges that the Investment will be made in the context of the Company's restructuring (the "Restructuring") of its current capital structure to, among other things, reduce its outstanding indebtedness and resolve liquidity issues that it currently faces.

         1. Investment. The Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, shares of common stock, par value $0.01 per share ("Common Stock"), of the Company substantially on the terms set forth herein and on the Term Sheet attached hereto as Annex A ("Term Sheet").

         2. Definitive Agreement. The Company and the Investor shall negotiate in good faith and use reasonable best efforts to enter into, on or before July 9, 2003, a definitive stock purchase agreement ("Definitive Agreement") in form and substance reasonably acceptable to the Company and the Investor, which Definitive Agreement shall contain reasonable and customary representations and warranties (none of which will survive closing), agreements, covenants and conditions providing for consummation of the Investment.

         3. Exclusivity. The Company shall not, and the Company shall require each of its affiliates and their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Investor) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Investor) or (iii) engage in discussions or negotiations (other than the Investor) with respect to, or consummate, any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described in this paragraph 3 are pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in this paragraph 3, the Company shall, within one business day after such receipt, notify the Investor of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer. Notwithstanding the provisions of paragraph 7 hereof, the exclusivity provisions set forth in this paragraph 3 shall automatically terminate on the sooner of (i) the execution and delivery of the Definitive Agreement or (ii) 5:00 p.m. New York City time on July 9, 2003.

         4. Access to Information. The Company shall continue to provide the Investor and its accountants, attorneys and other representatives and agents with access to its offices, facilities, properties, documents, records, and other information (including legal, financial and operating data), and shall make its officers, employees, agents, accountants, and representatives available to answer the Investor's (or its representatives or agents) inquiries concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to the Investment .

         5. Public Announcements. The Company shall disclose the contents of any public statement relating to this Agreement in Principle to the Investor, and give the Investor the opportunity to comment thereon, prior to public disclosure thereof, and shall incorporate the Investor's reasonable comments to the same.

         6. Confidentiality. The Company and the Investor acknowledge and agree that (i) the Confidentiality Agreement, dated October 2, 2002, between the Merrill Lynch & Co., as agent for the Company and its affiliates, has been terminated and is no longer in force or effect and (ii) the transactions contemplated by this Agreement in Principle are subject to the Confidentiality, Secrecy and Non-Disclosure Agreement dated March 25, 2003 ("Confidentiality Agreement") between the Company and the Investor; provided, however that notwithstanding anything in the Confidentiality Agreement, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Restructuring beginning on the earliest of (i) the date of the public announcement of discussions relating to the Restructuring, (ii) the date of public announcement of the Restructuring, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Restructuring, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the Restructuring (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         7. Termination. This agreement in principle (i) shall terminate automatically upon the execution of the Definitive Agreement and (ii) may be terminated by either party, on or after July 9, 2003, by providing written notice of such termination to the other party, if the Definitive Agreement has not been executed prior to that date.

         8. Amendments and Waivers. This Agreement in Principle may be amended or modified and the observance of any term of this Agreement in Principle may be waived only with the mutual written consent of the Company and the Investor.

         9. Cost and Expenses. Except as may be otherwise provided in the Definitive Agreement, the Investor, on the one hand, and the Company, on the other hand, shall each bear all of its own costs and expenses incurred in connection with this Agreement in Principle and the transactions contemplated hereby, including the fees and expenses of any financial advisor, counsel, accountants or other representative retained by it or them.

         10. Agreement in Principle. The parties hereto understand and agree that, except as set forth in the last sentence of this paragraph, this Agreement in Principle constitutes only a statement of mutual intentions with respect to the Investment, does not constitute an obligation binding on each side and does not contain all matters upon which agreement must be reached for the Investment to be consummated. A binding commitment with respect to the Investment will result only from the execution of the Definitive Agreement, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this paragraph, the provisions of paragraphs 2 through 9 (inclusive) and paragraph 11 are agreed to be binding on the parties hereto.

         11. Governing Law. This agreement in principle and any claim related directly or indirectly to this agreement in principle shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

         Each of the Company and the Investor represent and warrant that it is duly authorized to execute and deliver and perform its obligations under this Agreement in Principle.

         If the foregoing accurately reflects the agreement between us, kindly so indicate by causing a copy hereof to be signed below and returned to the undersigned.

                                       Very truly yours,

                                       J.W. Childs Equity Partners III, L.P.

                                       By:  J.W. Childs Advisors III, L.P.,
                                            its general partner

                                            By: J.W. Childs Associates, L.P.,
                                                its general partner

                                            By: J.W. Childs Associates, Inc.,
                                                its general partner

                                            By:  /s/ Adam L. Suttin
                                                 ------------------------
                                                 Adam L. Suttin
                                                 Vice President


Accepted and agreed to
As of the date first written above:

Aurora Foods Inc.


By:  /s/ Dale F. Morrison
     ------------------------------
     Dale F. Morrison
     Chairman and Interim
     Chief Executive Officer

                                                                       ANNEX A


                               AURORA FOODS INC.
                             SALE OF COMMON STOCK
                                  TERM SHEET


  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement in Principle to which this Term Sheet is annexed.


Issuer:                         Aurora Foods Inc. (the "Company")

Type of Security:               Common Stock

Amount:                         $200 million (the "Investment")

Investor:                       J.W. Childs Equity Partners III, L.P.
                                (the "Investor")

Transaction Value:              Approximately $925 million

New Capital Structure (Debt):   The parties intend to effect the Restructuring
                                in a bankruptcy reorganization case, and, in connection therewith, to propose a plan of reorganization that provides the following new debt structure on the effective date of the Restructuring (the "Effective Date"):

                                Secured Credit Facility: The existing $655.7 million senior secured credit facility shall be reduced in principal amount by approximately $67.3 million, with the remaining balance being refinanced via a new approximately $391 million senior secured credit facility and approximately $197.4 million in new senior unsecured notes. The Company will also seek to raise a new approximately $50 million revolving credit facility, which shall be undrawn at closing

                                A/R Securitization Facility: The existing A/R securitization facility with $16.3 million outstanding shall be terminated.

                                Senior Unsecured Notes: The 12% senior
                                unsecured notes and warrants due 2006 in the aggregate principal amount of $29.1 million shall be refinanced via approximately $29.1 million in new senior unsecured notes.

                                Subordinated Notes: Holders of the
                                subordinated debt shall receive approximately $110 million in cash and approximately 29.5% (approximately $90 million) of the post-restructuring common shares outstanding

New Capital Structure           The parties intend to implement the following
(Equity):                       new equity structure on the Effective Date:

                                Investor: The Investor shall receive 65.6%
                                (approximately $200 million) of the
                                post-restructuring common shares outstanding

                                Existing Subordinated Notes: The holders of the existing senior subordinated notes will receive approximately 29.5% (approximately $90 million) of the post-restructuring common shares outstanding

                                Existing Common and Preferred Equity: The holders of the existing common and preferred stock shall be entitled to receive approximately 4.9% (approximately $15 million) of the post-restructuring common shares outstanding

Cash Sources and Uses:          Cash Sources:                        $MM
                                ------------                         ---
                                New Senior Term Loan                 $391.0
                                JWC Equity Investment                 200.0
                                Net Cash at Closing                     4.6
                                                                     ------
                                      Total                          $595.6
                                                                     ======

                                Cash Uses:                           $MM
                                ---------                            ---
                                Repay A/R Securitization Facility    $16.3
                                Cash to Senior Secured Debt          458.3
                                Cash to Senior Sub Note Holders      110.0
                                Transaction Expenses                  11.0
                                                                    ------
                                      Total                         $595.6
                                                                    ======

Management:                     Lawrence K. Hathaway would be named CEO
                                following the Closing

Management Options:             Management shall be eligible to purchase
                                common equity through a management option plan. Options will vest based on time and achievement of certain agreed upon performance targets

Board Representation:           The Investor shall be entitled to designate a
                                majority of the Board members

Break-Up Fee:                   A break-up fee and expense reimbursement in
                                the aggregate amount of $10 million shall be payable to the Investor upon circumstances to be mutually agreed